EXHIBIT 2
                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of the 7th day of June, 1995 by and between INTERNATIONAL BANCSHARES CORPORATION, a Delaware corporation (hereinafter referred to as "IBC Delaware"), and INTERNATIONAL BANCSHARES CORPORATION, a Texas corporation (hereinafter referred to as "IBC Texas") being sometimes hereinafter together referred to as the "Constituent Corporations."
                                    RECITALS:

      WHEREAS, IBC Delaware is a corporation duly organized and existing under the laws of the State of Delaware, and having authorized capital stock consisting of 15,000,000 shares of Common Stock, par value $1.00 per share, of which 5,492,086 shares are outstanding;

      WHEREAS, IBC Texas is a corporation duly organized and existing under the laws of the State of Texas, and having an authorized capital stock consisting of 15,000,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares are outstanding;

      WHEREAS, all of the outstanding shares of IBC Texas are held by IBC Delaware;

      WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable for the general welfare and to the benefit of such corporations and their respective shareholders that IBC Delaware merge with and into IBC Texas pursuant to the provisions of Section 253 of the Delaware General Corporate Law (the "DGCL") and Sections 5.01 ET SEQ. of the Texas Business Corporation Act (the "TBCA");

      WHEREAS, the respective Boards of Directors of the Constituent Corporations have, by resolutions duly adopted, approved this Agreement and directed that it be executed by the undersigned officers and that it be submitted to the shareholders of IBC Delaware for approval; and

      WHEREAS, it is the intention of the Constituent Corporations that the Merger shall be a tax-free reorganization pursuant to the provisions of the Internal Revenue Code of 1986, as amended;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree, in accordance with the applicable provisions of the laws of the States of Delaware and Texas, that the Constituent Corporations shall be merged into a single corporation, to-wit: International Bancshares Corporation, a Texas corporation, one of the Constituent Corporations, and the terms and conditions of the merger hereby agreed upon (hereafter called the "Merger") which the parties covenant to observe, keep and perform, and the mode of carrying the same into effect are and shall be as hereafter set forth:

      SECTION 1. MERGER AND THE SURVIVING CORPORATION. (a) Subject to the terms and conditions of this Agreement, IBC Delaware shall be merged into IBC Texas in accordance with the applicable provisions of the DGCL and the TBCA. The Merger shall become effective upon the filing with the Secretary of State of the State of Texas of the articles of merger with respect thereto. For purposes hereof, the term "EFFECTIVE TIME" shall mean the time when such articles of merger are filed with the Texas Secretary of State, and the term "SURVIVING CORPORATION" shall mean IBC Texas as the corporation surviving in the Merger which will be governed by the laws of the State of Texas.

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      (b) At the Effective Time, by virtue of the Merger, all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due on whatever account, including choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of said Constituent Corporations, all with the full effect provided for in the DGCL and TBCA.

      (c) All corporate acts, policies, resolutions, approvals and authorizations of the shareholders, Board of Directors, committees elected or appointed by the Board of Directors, officers and agents of IBC Delaware, which were valid and effective immediately prior to the Merger shall be taken for all purposes as the acts, plans, policies, resolutions, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to IBC Delaware. The employees of IBC Delaware shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of IBC Delaware.

      (d) The Articles of Incorporation of IBC Texas in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until further amended in accordance with the provisions thereof and the TBCA.

      (e) The By-Laws of IBC Texas in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until altered, amended or repealed as provided therein and in the Articles of Incorporation of the Surviving Corporation.

      (f) The directors of IBC Delaware immediately prior to the Effective Time shall constitute the directors of the Surviving Corporation immediately following the Effective Time. Such directors shall hold their positions until their resignation or removal or until their successors are elected in accordance with the By-Laws of the Surviving Corporation and shall have duly qualified.

      (g) The officers of IBC Delaware immediately prior to the Effective Time shall constitute the officers of the Surviving Corporation immediately following the Effective Time. Such officers shall hold their offices until their resignation or removal or until their successors are elected or appointed in accordance with the By-Laws of the Surviving Corporation and shall have duly qualified.

      SECTION 2.  CONVERSION OF STOCK.  At the Effective Time:

      SECTION 2.1 IBC TEXAS. Each share of the common stock, par value $1.00 per share, of IBC Texas ("IBC Texas Common Stock") which shall be issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled and retired, all rights in respect thereof shall cease to exist and no shares of IBC Texas Common Stock or other securities of the Surviving Corporation shall be issuable with respect thereto.

      SECTION 2.2 IBC DELAWARE. (a) Each share of the common stock, par value $1.00 per share, of IBC Delaware ("IBC Delaware Common Stock") which shall be issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into and become one (1) share of IBC Texas Common Stock.
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      (b) Each of the outstanding stock options granted by IBC Delaware which is outstanding immediately prior to the Effective Time shall be changed and converted into a stock option of IBC Texas having the same terms and conditions as were in effect immediately prior to the Effective Date, provided, that each such option shall be exercisable for a number of shares of IBC Texas Common
Stock equal to the number of shares of IBC Delaware Common Stock into which such option was exercisable immediately prior to the Effective Time.

      SECTION 2.3 STOCK CERTIFICATES. Each outstanding certificate that immediately prior to the Effective Time represented outstanding shares of IBC Delaware Common Stock shall from and after the Effective Time be deemed for all purposes to evidence ownership of and to represent the number of shares of IBC Texas Common Stock into which the shares of IBC Delaware Common Stock represented by such certificate shall have been converted as provided herein and shall be so registered on the books and records of IBC Texas or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to IBC Texas or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of IBC Texas Common Stock evidenced by such outstanding certificate as provided above. It will not be necessary for holders of IBC Delaware Common Stock to exchange their existing stock certificates for certificates of IBC Texas Common Stock in connection with the Merger. However, shareholders may exchange their certificates if they so choose.

      SECTION 3. ACCOUNTING MATTERS. The assets and liabilities of the Constituent Corporations, as of the Effective Time of the Merger, shall be taken upon the books of the Surviving Corporation at the amounts at which they shall be carried at that time on the books of the respective Constituent Corporations, subject to such adjustments or eliminations of inter-company items as may be appropriate in giving effect to the Merger. The amount of the capital surplus and earned surplus accounts, if any, of the Surviving Corporation after the Merger shall be determined by the Board of Directors of the Surviving Corporation in accordance with the laws of the State of Texas and with generally accepted accounting principles.

      SECTION 4. CONDITIONS PRECEDENT. The obligations of the parties to effect the Merger shall be subject to (a) the approval of this Agreement by the Board of Directors of each of the Constituent Corporations and (b) the approval of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of IBC Delaware Common Stock entitled to vote thereon at a meeting of IBC Delaware stockholders duly called and held. Thereupon, Articles of Merger shall be duly filed and recorded in Texas and a Certificate of Merger shall be duly filed and recorded in Delaware.

      SECTION 5. AMENDMENT AND TERMINATION. (a) This Agreement and the Articles of Incorporation of the Surviving Corporation may be amended by the parties hereto, with the approval of their respective Boards of Directors, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of IBC Delaware, but, after such approval by the stockholders of IBC Delaware, no amendment shall be made which (1) alter or change the current rate of exchange of one share of IBC Texas Common Stock for each outstanding share of IBC Delaware Common Stock, (2) alter or change any term of the IBC Texas Articles (except revisions made to change the registered agent or registered office of IBC Texas or to reduce the number of authorized shares of IBC Texas Common Stock in the event the Increase in Authorized Shares Proposal is not approved by the IBC Delaware stockholders at IBC

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Delaware's 1995 Annual Meeting of Shareholders), or (3) would adversely affect the shareholders of IBC Delaware, without further approval of the shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      (b) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval hereof by the stockholders of IBC Delaware, by the Board of Directors of either IBC Texas or IBC Delaware.

      (c) If this Agreement is terminated for any reason, no party hereto shall have any liability hereunder of any nature whatsoever to the others.

      SECTION 6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      SECTION 7. FURTHER ASSURANCES. From time to time after the Effective Time as and when requested by the Surviving Corporation and to the extent permitted by law, the officers and directors of each of IBC Texas and IBC Delaware last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Surviving Corporation title to, and possession of, all of the assets, rights, franchises and interests of each of IBC Texas and IBC Delaware in and to every type of property (real, personal and mixed) and choses in action, and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized to take any and all such actions in the name of IBC Texas or IBC Delaware or otherwise.

      SECTION 8. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, which together shall constitute a single agreement.

      IN WITNESS WHEREOF, IBC Texas and IBC Delaware have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   INTERNATIONAL BANCSHARES CORPORATION,
                                           a Texas corporation

                                   By: /s/ DENNIS E. NIXON
                                      Dennis E. Nixon, President

ATTEST:


By: /s/ ARNOLDO CISNEROS
   Arnoldo Cisneros, Secretary

                                   INTERNATIONAL BANCSHARES CORPORATION,
                                           a Delaware corporation

                                   By: /s/ DENNIS E. NIXON
                                       Dennis E. Nixon, President
ATTEST:

By: /s/ ARNOLDO CISNEROS
   Arnoldo Cisneros, Secretary

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